News Release


Investor Contact:

Jack McHale, 215-986-6050
Jack.McHale@unisys.com


Media Contacts:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com

Gail Ferrari Marold, 919-302-1620
Gail.Ferrari@unisys.com



UNISYS ANNOUNCES FIRST-QUARTER 2007 FINANCIAL RESULTS
COMPANY CONTINUES TO MAKE PROGRESS IN REPOSITIONING PROGRAM

BLUE BELL, Pa., April 25, 2007 - Unisys Corporation (NYSE: UIS) today reported continued progress in its multi-year repositioning program. The company reported first-quarter 2007 net income of $3.6 million, or 1 cent per share. The results include:

* a $23.7 million pre-tax gain on the sale of the company's media solutions business;

* a $39.4 million tax benefit related to an income tax audit settlement in the Netherlands;

* a $32.7 million pre-tax restructuring charge to cover the reduction of about 950 employees;

* $23.5 million of pre-tax retirement-related expense for the company's defined benefit pension plans and the U.S. 401(k) plan.

These results compared to a first-quarter 2006 net loss of $27.9 million, or 8 cents per share. The year-ago results included:

* a pre-tax gain of $149.9 million on the sale of the company's equity stake in Nihon Unisys Limited;

* a $145.9 million pre-tax restructuring charge;

* pre-tax retirement-related expense of $13.5 million, which included a pre-tax U.S. pension plan curtailment gain of $45.0 million.

Revenue for the first quarter of 2007 decreased 3 percent to $1.35 billion from $1.39 billion in the year-ago quarter. Foreign currency exchange rates had an approximately three percentage-point positive impact on revenue in the quarter.

COMMENTS FROM PRESIDENT AND CEO JOSEPH W. MCGRATH

"We continue to make progress in driving our multi-year repositioning program, which is aimed at significantly enhancing our market competitiveness and profitability by 2008," said Joseph W. McGrath, Unisys president and chief executive officer.

"We are driving change at every level of the business - our focus in the market, our sales and marketing approach, our services delivery model, our use of offshore sourcing and our cost structure. While the level of change causes some short-term disruption and impacts revenue levels, we continue to see initial benefits in our profitability as we implement changes in our business model.

"As we re-engineer processes and drive productivity enhancements through our repositioning efforts, we continue to identify ways to streamline our operations in line with our more focused business model. We are committed to building a culture that regularly benchmarks its operations and drives continuous productivity improvement and cost discipline. As we execute against our repositioning plan, we continue to target an 8-10 percent operating profit margin, excluding retirement-related expense, in 2008."

COST-REDUCTION PROGRAM

During the first quarter of 2007, as part of its continuous benchmarking and process improvement program, the company identified opportunities to further reduce costs in line with its more focused business model. With the proceeds from the sale of its media solutions business and the income tax audit refund in the Netherlands, the company plans to take the following actions:

* Reduce its headcount, primarily in the United States and United Kingdom, by about 950 employees. The company took a $32.7 million pre-tax charge in the first quarter of 2007 to cover these planned reductions. The majority of these reductions are related to productivity and process improvements in the company's services operations as well as the shift of resources to lower-cost global sourcing locations.

* Take an additional approximately $35 million charge in the second quarter of 2007 related to facility consolidations and additional workforce reductions principally in continental Europe. This is the first phase of global facility consolidations to reflect the company's headcount reductions and its continued move to a mobile services delivery workforce.

With regard to headcount reductions announced in 2006, Unisys said it has essentially completed these reductions as of the end of the first quarter of 2007.

Unisys said it continues to make investments in 2007 in its strategic growth programs and in global sourcing. The company expects the 2006 and first-quarter 2007 restructuring actions to yield, on a run-rate basis, net annualized cost savings of more than $340 million by the second half of 2007 and more than $360 million by the first half of 2008.


FIRST-QUARTER COMPANY RESULTS

The company reported that its services orders, which can vary significantly from quarter to quarter due to the size and timing of client signings, showed a double-digit decrease in the first quarter. The order decrease was driven primarily by declines in outsourcing and systems integration and consulting orders. The company's overall services orders have increased in four of six quarters since Unisys announced its repositioning program.

Revenue in the United States declined 3 percent in the quarter to $604 million. Revenue in international markets declined 3 percent in the quarter to $744 million.

The company's gross profit margin and operating profit margin in the first quarter of 2007 were 19.1 percent and (2.2) percent, respectively. These compared with gross and operating profit margins of 14.5 percent and (12.2) percent, respectively, in the first quarter of 2006.

FIRST-QUARTER BUSINESS SEGMENT RESULTS

Unisys has a long-standing policy to evaluate business segment performance on operating income exclusive of restructuring charges and unusual and non-recurring items. Therefore, the comparisons below exclude the first-quarter 2007 and 2006 cost-reduction charges discussed above.

Customer revenue in the company's services segment decreased 2 percent in the first quarter of 2007 compared with the year-ago period. The company reported continued revenue growth in outsourcing and infrastructure services, which were more than offset by revenue declines in systems integration and consulting and core maintenance. Gross profit margin in the services business was 15.0 percent compared to 15.2 percent a year ago, while the services operating margin was (1.0) percent compared with (0.9) percent a year ago.

Customer revenue in the company's technology segment declined 8 percent from the first quarter of 2006. Gross profit margin in the technology business was
43.3 percent compared to 41.9 percent a year ago while operating margin was 3.5 percent compared to (5.4) percent a year ago.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS

Unisys used $104 million of cash from operations in the first quarter of 2007. In the year-ago quarter, the company generated $27 million of cash from operations. The change in operational cash flow primarily reflected an approximately $74 million year-over-year reduction in accounts receivable securitization. In addition, the company used approximately $50 million of cash in the first quarter of 2007 for restructuring payments, compared to approximately $6 million of cash for restructuring payments in the first quarter of 2006.

Capital expenditures in the first quarter of 2007 were $83 million compared to $73 million in the year-ago quarter. After deducting for capital expenditures, Unisys used $187 million of free cash in the quarter compared with free cash usage of $46 million in the first quarter of 2006.

During the first quarter, the company received approximately $28 million in cash proceeds related to the completed sale of its media solutions business. The company ended the quarter with $564 million of cash on hand.


CONFERENCE CALL

Unisys will hold a conference call today at 8:15 a.m. EST to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS

Unisys is a worldwide technology services and solutions company. Our consultants apply Unisys expertise in consulting, systems integration, outsourcing, infrastructure, and server technology to help our clients achieve secure business operations. We build more secure organizations by creating visibility into clients' business operations. Leveraging the Unisys 3D Visible Enterprise approach, we make visible the impact of their decisions-ahead of investments, opportunities and risks. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, contract values or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Statements in this release concerning the company's cost reduction plan are subject to the risk that the company may not implement the planned headcount reductions as quickly as currently planned, which could affect the timing of anticipated cost savings. The amount of anticipated cost savings is also subject to currency exchange rate fluctuations with regard to actions taken outside the U.S. Other risks and uncertainties that could affect the company's future results include general economic and business conditions; the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings; the level of demand for the company's products and services and the company's ability to anticipate and respond to changes in technology and customer preferences; the company's ability to grow outsourcing and infrastructure services and its ability to effectively and timely complete the related solutions implementations, client transitions to the new environment and work force and facilities rationalizations; the company's ability to effectively address its challenging outsourcing operations through negotiations or operationally and to fully recover the associated outsourcing assets; the company's ability to drive profitable growth in consulting and systems integration; the level of demand for the company's high-end enterprise servers; the company's ability to effectively rightsize its cost structure; the risks of doing business internationally and the potential for infringement claims to be asserted against the company or its clients. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

###

RELEASE NO.: 0425/8770
http://www.unisys.com/about__unisys/news_a_events/04258770.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                 (Millions, except per share data)

                                      Three Months
                                      Ended March 31
                                    ------------------
                                      2007      2006
                                    --------  --------
Revenue
  Services                          $1,152.9  $1,176.4
  Technology                           195.1     211.4
                                    --------  --------
                                     1,348.0   1,387.8
Costs and expenses
  Cost of revenue:
    Services                           993.9   1,076.5
    Technology                          96.7     109.4
                                    --------  --------
                                     1,090.6   1,185.9
  Selling, general and
    administrative                     244.6     295.4
  Research and development              42.4      75.3
                                    --------  --------
                                     1,377.6   1,556.6
                                    --------  --------
Operating loss                         (29.6)   (168.8)

Interest expense                        18.9      19.8
Other income
 (expense), net                         25.5     153.4
                                    --------  --------
Loss before income taxes               (23.0)    (35.2)
Benefit for income taxes               (26.6)     (7.3)
                                    --------  --------
Net income (loss)                       $3.6    ($27.9)
                                    ========  ========
Earnings (loss) per share
Basic                                 $  .01   ($  .08)
                                    ========  ========
Diluted                               $  .01   ($  .08)
                                    ========  ========
Shares used in the per share
  computations (thousands):
  Basic                              346,421   342,458
                                    ========  ========
  Diluted                            348,338   342,458
                                    ========  ========

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                             (Millions)

                                 Elimi-
                       Total     nations    Services* Technology*
                      --------   --------   --------  ----------
Three Months Ended
March 31, 2007
------------------
Customer revenue      $1,348.0              $1,152.9      $195.1
Intersegment                       ($40.1)       3.9        36.2
                      --------   --------   --------    --------
Total revenue         $1,348.0     ($40.1)  $1,156.8      $231.3
                      ========   ========   ========    ========

Gross profit percent     19.1%                 15.0%       43.3%
                      ========              ========    ========
Operating profit
  (loss) percent         (2.2%)                (1.0%)       3.5%
                      ========              ========    ========
Three Months Ended
March 31, 2006
------------------
Customer revenue      $1,387.8              $1,176.4      $211.4
Intersegment                       ($42.6)       3.4        39.2
                      --------   --------   --------    --------
Total revenue         $1,387.8     ($42.6)  $1,179.8      $250.6
                      ========   ========   ========    ========

Gross profit percent     14.5%                 15.2%       41.9%
                      ========              ========    ========
Operating loss
  percent               (12.2%)                (0.9%)      (5.4%)
                      ========              ========    ========


* Results exclude cost reduction actions

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Millions)

                                        March 31,   December 31,
                                          2007         2006
                                       ----------   ----------
Assets
Current assets
 Cash and cash equivalents                 $564.2       $719.3
 Accounts and notes receivable, net       1,164.3      1,164.6
 Inventories
   Parts and finished equipment             103.1         95.0
   Work in process and materials             85.6         81.2
 Deferred income taxes                       30.0         30.0
 Prepaid expense and other
   current assets                           155.6        148.4
                                       ----------   ----------
 Total                                    2,102.8      2,238.5
                                       ----------   ----------
Properties                                1,242.8      1,233.4
 Less accumulated depreciation
   and amortization                         910.1        892.1
                                       ----------   ----------
 Properties, net                            332.7        341.3
                                       ----------   ----------
Outsourcing assets, net                     403.7        401.1
Marketable software, net                    290.1        304.3
Prepaid postretirement assets               279.7        250.1
Deferred income taxes                       191.3        191.3
Goodwill                                    194.7        193.9
Other long-term assets                      118.3        117.4
                                       ----------   ----------
 Total                                   $3,913.3     $4,037.9
                                       ==========   ==========
Liabilities and stockholders' equity (deficit)
Current liabilities
 Notes payable                               $0.1         $1.2
 Current maturities of long-term debt         0.4          0.5
 Accounts payable                           396.9        460.9
 Other accrued liabilities                1,388.5      1,469.1
                                       ----------   ----------
 Total                                    1,785.9      1,931.7
                                       ----------   ----------
Long-term debt                            1,049.2      1,049.1
Long-term postretirement liabilities        654.8        667.7
Other long-term liabilities                 428.7        453.6
Stockholders' equity (deficit)
 Common stock                                 3.5          3.5
 Accumulated deficit                     (2,383.2)    (2,386.8)
 Other capital                            3,963.2      3,945.1
 Accumulated other comprehensive loss    (1,588.8)    (1,626.0)
                                       ----------   ----------
 Stockholders' deficit                       (5.3)       (64.2)
                                       ----------   ----------
 Total                                   $3,913.3     $4,037.9
                                       ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Millions)

                                            Three Months Ended
                                                 March 31
                                            -------------------
                                              2007        2006
                                            -------     -------
Cash flows from operating activities
Net income (loss)                              $3.6      ($27.9)
Add (deduct) items to reconcile
 net income (loss) to net cash (used for)
 provided by operating activities:
Equity loss                                                 4.3
Employee stock compensation expense             2.3         1.7
Company stock issued for U.S. 401(k) plan       9.5         4.4
Depreciation and amortization
 of properties                                 27.4        30.3
Depreciation and amortization of
 outsourcing assets                            38.0        35.0
Amortization of marketable software            33.4        33.1
Gain on sale of assets                        (23.7)     (153.2)
Increase in deferred
 income taxes, net                             (2.3)      (19.8)
(Increase) decrease in receivables, net        (5.3)       67.0
(Increase) decrease in inventories            (11.9)        4.3
(Decrease) increase in accounts payable
 and other accrued liabilities               (135.3)       94.5
Decrease in other liabilities                 (29.2)      (14.6)
Increase in other assets                      (13.1)      (30.8)
Other                                           2.3        (1.4)
                                            -------     -------
Net cash (used for) provided by operating
  activities                                 (104.3)       26.9
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                  1,922.4     1,869.3
 Purchases of investments                  (1,925.4)   (1,870.6)
 Investment in marketable software            (24.3)      (27.1)
 Capital additions of properties              (19.3)      (21.6)
 Capital additions of outsourcing assets      (39.3)      (24.6)
 Purchases of businesses                       (1.2)
 Proceeds from sale of assets                  28.3       380.6
                                            -------     -------
Net cash (used for) provided by
  investing activities                        (58.8)      306.0
                                            -------     -------
Cash flows from financing activities
 Net (reduction in) proceeds from
  short-term borrowings                        (1.1)        1.6
 Proceeds from exercise of stock options        7.0          .6
                                            -------     -------
Net cash provided by financing
  activities                                    5.9         2.2
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                           2.1         2.6
                                            -------     -------
(Decrease) increase in cash
  and cash equivalents                       (155.1)      337.7
Cash and cash equivalents, beginning of
 period                                       719.3       642.5
                                            -------     -------
Cash and cash equivalents, end of period     $564.2      $980.2
                                            =======     =======